EXHIBIT 23


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Central Power and Light Company

     As independent public accountants, we hereby consent to the incorporation of our reports dated February 25, 1994, included in, and incorporated by reference in this Form 10-K, into Central Power and Light Company's previously filed registration statement on Form S-3 (File Nos. 33-48995 and 33-49577).


Arthur Andersen & Co.



Dallas, Texas
February 25, 1994